EXHIBIT 16.1

October 19, 2006

Securities and Exchange Commission
Washington, D.C.

Re: Home System Group (formerly Supreme Realty Investments, Inc.)

Gentlemen:

We have read Item 4.01 “Changes in Registrant’s Certifying Accountants” contained in Home System Group’s (formerly Supreme Realty Investments, Inc.) 8-K dated October 19, 2006, and are in agreement with the statements contain therein, as they relate to our firm.

Very truly yours,

Pollard-Kelley Auditing Services, Inc.